Exhibit 99.1

Company Contact
Alan Kirschbaum
Chief Financial Officer
(914) 701-4500

Nutrition 21 Announces Preliminary Fourth Quarter Financial Update
Also Announces Negotiations on Notes due August 25, 2009

PURCHASE, N.Y., August 12, 2009 -- Nutrition 21, Inc. (Nasdaq: NXXI) today announced that on a preliminary and unaudited basis it expects revenues for the fourth quarter ended June 30, 2009 to approximate $5.5 million and that it expects to incur a net loss for the quarter of approximately $4.0 million before giving effect to an impairment charge for intangible assets.  Operating profit for the fiscal year is expected to be positive before giving effect to an impairment charge for intangible assets.

The Company owes approximately $2.7 million in principal and interest on promissory notes due August 25, 2009 that are secured by the Iceland Health® trademark. The Company is seeking to avoid default by negotiating an extension or restructuring of these notes.

About Nutrition 21
Nutrition 21, Inc. (NASDAQ: NXXI), headquartered in Purchase, NY, is a nutritional bioscience company and the maker of chromium picolinate-based and omega-3 fish oil-based supplements with health benefits substantiated by clinical research. Nutrition 21 holds more than 30 patents for nutrition products and uses. Nutrition 21's portfolio of health and wellness products include: Iceland Health® Chromax Plus™, Iceland Health® Advanced Memory Formula™, Iceland Healt® Omega-3 Fish Oil, Iceland Healt® Joint Relief, and Diabetes Essentials®.  The company also manufactures private label supplements and ingredients for third parties. Nutrition 21 distributes its products nationally through more than 30,000 major food, drug and super center stores throughout the United States and internationally. For more information please visit http://www.nutrition21.com.

Safe Harbor Provision
This press release may contain certain forward-looking statements. The words "believe," "expect," "anticipate" and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K/A for the year ended June 30, 2008 and subsequent Forms 10-Q. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.